[LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]

November 15, 2010

Board of Directors
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California  91910

Re: First PacTrust Bancorp, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to First PacTrust Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities of the Company: (i) an aggregate of 4,583,390 shares of the Company’s common stock, par value $0.01 per share (the “Voting Common Stock”), including 4,418,390 shares issued to certain of the selling securityholders in connection with a private placement of securities by the Company exempt from the registration requirements of the Securities Act that was completed on November 1, 2010 (the “Private Placement”) and 165,000 shares (the “Option Shares”) underlying an option the Company granted to a selling securityholder in connection with the Private Placement (the “Option”); (ii) 1,036,156 shares of the Company’s Class B Non-Voting Common Stock (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”) issued to a selling securityholder in connection with the Private Placement; (iii) warrants (the “Warrants”) issued in connection with the Private Placement to certain of the selling securityholders to purchase in the aggregate up to 1,635,000 shares of Non-Voting Common Stock, which Warrants will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the Warrants in a widely dispersed offering or in other limited circumstances; and (iv) the 1,635,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the charter of the Company as currently in effect; (ii) the bylaws of the Company as currently in effect; (iii) the forms of subscription agreements between the Company and the investors in the private placement; (iv) the agreement for the Option; (v) the Warrants; (vi) resolutions of the Board of Directors of the Company relating to the Private Placement and the issuance of the securities covered by the Registration Statement; and (vii) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter.  In our

First PacTrust Bancorp, Inc.
November 15, 2010

examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion expressed herein as to the legal validity, binding effect and enforceability of the obligations of the Company under the Warrants is specifically qualified to the extent that the legal validity, binding effect or enforceability of such obligations may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights generally or the reorganization of financial institutions (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) the application by courts of competent jurisdiction of laws containing provisions determined to have a paramount public interest.

We express no opinion (i) as to the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable or against public policy; (ii) as to provisions which purport to establish evidentiary standards; (iii) as to provisions relating to venue, governing law, disclaimers or liability limitations with respect to third parties; (iv) as to any anti-trust or state securities laws; (v) as to provisions regarding indemnification, waiver of the right to jury trial or waiver of objections to jurisdiction, each of which may be subject to limitations of public policy; (vi) as to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; or (vii) provisions which purport or would operate to render ineffective any waiver or modification not in writing.

Our opinions set forth below are limited to the matters expressly set forth in this opinion letter.  No opinion is to be implied or may be inferred beyond the matters expressly so stated.  The opinions expressed herein are limited solely to matters involving the application of the General Corporation Law of the State of Maryland and the contract laws of the State of New York, and we express no opinion with respect to the laws of any other jurisdiction.  The opinions expressed herein concern only the effect of laws as now in effect and are rendered as of the date hereof.  We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion letter.

First PacTrust Bancorp, Inc.
November 15, 2010

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.           The shares of Common Stock issued in the Private Placement have been duly authorized and validly issued, and are fully paid and non-assessable.

2.           The Warrants have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.           The Option Shares have been duly authorized and upon issuance in connection with the exercise of the Option in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Option Shares will be validly issued, fully paid and non-assessable.

4.           The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrants in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.